Exhibit 2.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

General

Global Cord Blood Corporation (formerly named China Cord Blood Corporation or “CCBC”), has one class of securities, ordinary shares, registered under Section 12 of the Securities Exchange Act of 1934, as amended.

As of the date of this annual report, our authorized share capital is US$25,100, consisting of 250,000,000 ordinary shares, par value US$0.0001 per share, and 1,000,000 shares of preferred stock, par value US$0.0001 per share, and the issued share capital consists of 121,551,075 ordinary shares fully paid or credited as fully paid.

CCBS was incorporated as an exempted company with limited liability in the Cayman Islands on January 17, 2008 under the Companies Law Cap. 22 of the Cayman Islands. On June 30, 2009, Pantheon merged with and into Pantheon Arizona with Pantheon Arizona surviving the Merger. Immediately following the Merger, Pantheon Arizona completed the Redomestication from Arizona to the Cayman Islands and changed its name to CCBC. Immediately following the Redomestication, CCBC completed the Share Exchange with the selling shareholders of approximately 93.94% of the issued and outstanding shares of CCBS, resulting in CCBS becoming a subsidiary of CCBC and the selling shareholders becoming holders of CCBC’s ordinary shares. In August 2009, CCBC entered into agreements with holders of the remaining 6.06% issued and outstanding shares of CCBS to exchange such shares for 3,506,136 newly issued shares of CCBC with the result that CCBS is now our wholly owned subsidiary.

Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

•       is a company that conducts its business outside of the Cayman Islands;

•                       is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

•       does not have to make its register of shareholders open to inspection; and

•       may obtain an undertaking against the imposition of any public future taxation.

The following is a summary of all material characteristics of our ordinary shares as set forth in our amended and restated memorandum and articles of association. The summary does not purport to be complete and is qualified in its entirety by reference to our amended and restated memorandum and articles of association, all of which are incorporated by reference as exhibits to the Annual Report on Form 20-F of which this Exhibit 2.4 is a part.

Meetings

Subject to our regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than 10 clear days’ notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our amended and restated memorandum and articles of association or the terms of issue of the shares they hold, are not entitled to receive such notices from us, and also to our directors and principal external auditors. Extraordinary general meetings may be called only by the chairman of our Board of Directors, a majority of our Board of Directors or any shareholders together holding not less than 75% of our issued share capital, and may not be called by any other person. All business shall be deemed special that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting other than with respect to (1) declarations of dividends, (2) the adoption of our financial statements and reports of directors and auditors thereon, (3) the granting of any mandate or authority to directors to offer, allot, grant options or otherwise dispose of unissued shares in the capital of our company representing not more than 20% of the nominal value of our existing issued share capital, (4) our ability to repurchase our securities, (5) the election of directors, (6) the appointment of auditors and other officers, and (7) the fixing of the remuneration of the auditors and the voting of remuneration or extra remuneration to the directors.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; or (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the issued ordinary shares giving that right.

At any general meeting, two shareholders entitled to vote and present in person or by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative that represent not less than one-third of our issued and outstanding voting shares will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our company shall be the chairman presiding at any shareholders meetings.

A corporation being a shareholder shall be deemed for the purpose of our amended and restated memorandum and articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “Modification of Rights” below.

Voting Rights Attached to the Shares

Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting on a show of hands every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share which such shareholder is the holder.

No shareholder shall be entitled to vote or be counted in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or sums payable by such shareholder in respect of our shares have been paid.

If a clearing house or depositary (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house or depositary (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house or depositary (or its nominee(s)) including the right to vote individually on a show of hands.

While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, unlike the requirement under Delaware law that cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provisions in our amended and restated memorandum and articles of association to allow cumulative voting for such elections.

Pre-emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

Except with respect to share capital (as described below), alterations to our amended and restated memorandum and articles of association may only be made by special resolution.

Subject to the Companies Law of the Cayman Islands, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a Special Resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our amended and restated memorandum and articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be two or more persons together holding (or represented by proxy or in the case of a shareholder being a corporation, by its duly authorized representative) not less than one-third in nominal value of the issued shares of that class. Every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

We may from time to time by ordinary resolution:

•                       increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•                       consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•                       cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled;

•                       sub-divide our shares or any of them into shares of smaller amount than is fixed by our amended and restated memorandum and articles of association, subject nevertheless to the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the share resulting from such subdivision, one or more of the shares may have any such preference or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and

•                       divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively as preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by our shareholders in general meeting may be determined by our directors.

We may, by Special Resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve or other undistributable reserve in any manner authorized by law.

Transfer of Shares

Subject to any applicable restrictions set forth in our amended and restated memorandum and articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or any other form which our directors may approve.

Our directors may in their absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and they may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share (not being a fully paid up share) on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•                       the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•                       the instrument of transfer is in respect of only one class of share;

•                       the instrument of transfer is properly stamped (in circumstances where stamping is required); and

•                       a fee of such maximum sum as the exchange on which we are listed at the time may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the exchange on which we are listed at the time, be suspended and the register closed at such times and for such periods (not exceeding in the whole thirty days in any year) as our directors may from time to time determine.

Dividends

Subject to the Companies Law, either we in general meeting or our directors at a meeting of directors may declare dividends in any currency to be paid to our shareholders but no dividend shall be declared in excess of the amount recommended by our directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our Board of Directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may from time to time pay to the shareholders such interim dividends as appear to our directors to be justified by our profits and in particular (but without prejudice to the generality of the foregoing) if at any time our share capital is divided into different classes, our directors may pay such interim dividends in respect of those shares in our capital which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and provided that our directors acts bona fide our directors shall not incur any responsibility to the holders of shares conferring any preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferential rights and may also pay any fixed dividend which is payable on our shares half yearly or on any other dates, whenever such profits, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or other moneys payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls, installments or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our members entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our Board of Directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and, if so forfeited, shall revert to us.

Whenever our directors or our members in general meeting have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

(1)              all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the advertisement and during the three months referred to in paragraph (3) below;

(2)              we have not during that time received any indication of the existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

(3)              we have, if so required by the rules governing the listing of shares on the exchange on which our shares are traded caused an advertisement to be published in newspapers in the manner stipulated by such stock exchange, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the exchange on which we are listed at the time has been notified of such intention.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Issuance of Additional Ordinary Shares or Preference Shares

Our amended and restated memorandum and articles of association authorizes our Board of Directors to issue additional ordinary shares from time to time as our Board of Directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated memorandum and articles of association authorizes our Board of Directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•                       the designation of the series;

•                       the number of shares of the series;

•                       the dividend rights, dividend rates, conversion rights, voting rights; and

•                       the rights and terms of redemption and liquidation preferences.

Our Board of Directors may issue series of preference shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preference shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preference shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preference shares may dilute the voting power of holders of ordinary shares.

Subject to applicable regulatory requirements, our Board of Directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.